Exhibit d.14

INTERIM AGREEMENT

ICAP Funds, Inc.

INTERIM MANAGEMENT AGREEMENT, made as of the 30th day of June 2006, between Institutional Capital LLC (the “Manager”), and ICAP Funds, Inc. (the “Company”).

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company; and

WHEREAS, the shares of common stock of the Company (the “Shares”) are divided into separate series (each a “Fund” and collectively the “Funds”), each of which is established by resolution of the Board of Directors of the Company and the Directors may from time to time terminate such series or establish and terminate additional series; and

WHEREAS, the Manager is engaged in rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Manager to render investment advisory and related administrative services to each of the Funds, and the Manager is willing to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Manager has entered into a definitive agreement of sale which will result in a change of control (“Change of Control”) when completed; and

WHEREAS, the Change of Control will cause a termination of the existing management agreement; and

WHEREAS, Rule 15a-4 under the 1940 Act in certain cases provides for a temporary exemption from the shareholder approval requirement of Section 15(a) of the 1940 Act upon board approval of an interim agreement containing specified conditions; and

WHEREAS, the Board of Directors of the Company, at an in-person meeting held on May 22, 2006, has determined that the scope and quality of services to be provided is at least equivalent to the scope and quality under the existing management agreement and has approved this interim agreement prior to the termination of the existing management agreement; and

WHEREAS, the Board of Directors of the Company, including a majority of the directors who are not “interested persons,” as defined in the 1940 Act, of the Company, voted at a meeting held on May 22, 2006, to approve this Interim Management Agreement (“Interim Agreement”) so that the Manager may provide investment advisory and administrative services to the Funds as of the date first stated above for a period of no more than 150 days from such date or, if earlier, until a new management agreement is approved by the vote of a “majority of the Series’ outstanding voting securities” (as defined in the 1940 Act);

NOW, THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed between the Company and the Manager as follows:

I.

Appointment.  The Company hereby appoints Institutional Capital LLC to act as Manager to the Funds for the period and on the terms set forth in this Agreement.  The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

II.

Duties as Manager.  Subject to the supervision of the Directors of the Company, the Manager shall administer each Fund’s business affairs and manage the investment operations of the Fund and the composition of the portfolio of the Fund, including the purchase, retention and disposition of securities therein, in accordance with the investment objectives, policies and restrictions of the Fund, as stated in the currently effective Prospectus (as hereinafter defined); in conformity with the Articles of Incorporation and By-Laws (each as hereinafter defined) of the Company; under the instructions and directions of the Directors of the Company; and, in accordance with the applicable provisions of the 1940 Act, and the rules and regulations thereunder, the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), relating to regulated investment companies and all rules and regulations thereunder, and all other applicable federal and state laws and regulations.  In connection with the services provided under this Agreement, the Manager will use best efforts to manage each Fund so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued under the Code.  The Manager will also monitor, to the extent not monitored by another agent, each Fund’s compliance with its investment and tax guidelines and other compliance policies.  In managing each Fund in accordance with the requirements set out in this Section, the Manager will be entitled to receive and act upon advice of counsel for the Company or a Fund.

A.

Administration: The Manager shall (i) furnish the Funds with office facilities; (ii) be responsible for the financial and accounting records required to be maintained by the Funds (excluding those being maintained by the Funds’ other service providers; and (iii) furnish the Funds with such other services as the parties may agree.

B.

Advisory: The Manager will determine the securities and other instruments to be purchased, sold or entered into by each Fund and place orders with broker-dealers, foreign currency dealers, futures commission merchants or others pursuant to the Manager’s determinations and all in accordance with each Fund’s policies as set out in the Prospectus of the Fund or as adopted by the Board of Directors and disclosed to the Manager.  The Manager will determine what portion of each Fund's portfolio will be invested in securities and other assets and what portion, if any, should be held uninvested in cash or cash equivalents.  Each Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to the Manager’s investment advisory clients.

C.

Valuation: The Manager will provide assistance to the Board of Directors in valuing the securities and other instruments held by each Fund, to the extent reasonably required by such valuation policies and procedures as may be adopted by each Fund.

D.

Selection of Brokers:  Subject to the policies established by, and any direction from, the Company’s Board of Directors, the Manager will be responsible for selecting the brokers or dealers that will execute the purchases and sales for a Fund. The Manager will place orders pursuant to its determination with or through such persons, brokers or dealers  in conformity with the policy with respect to brokerage as set forth in the Company’s Registration Statement and Prospectus (each as hereinafter defined) or as the Directors may direct from time to time.  It is recognized that, in providing the Funds with investment supervision or the placing of orders for portfolio transactions, the Manager will give primary consideration to securing the most favorable price and efficient execution.  Consistent with this policy, the Manager may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party.  It is understood that neither the Funds, the Company nor the Manager has adopted a formula for allocation of the Funds’ investment transaction business.  It is also understood that it is desirable for the Funds that the Manager have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution.  Therefore, the Manager is authorized to place orders for the purchase and sale of securities for the Funds with such certain brokers, subject to review by the Company’s Directors from time to time with respect to the extent and continuation of this practice.  It is understood that the services provided by such brokers may be useful to the Manager in connection with its services to other clients. Subject to the foregoing, it is understood that the Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Company or be in breach of any obligation owing to the Company under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of a Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as otherwise permitted from time to time by a Fund’s Prospectus.

On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Funds as well as other clients, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

E.

Instructions to Custodian: The Manager shall provide the Company’s Custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

III.

Manager Personnel.  The Manager shall authorize and permit any of its directors, officers and employees who may be elected or appointed as Directors or officers of the Company to serve in the capacities in which they are elected or appointed.  Services to be furnished by the Manager under this Agreement may be furnished through the medium of any of such Directors, officers, or employees.

IV.

Books and Records.  The Manager shall keep the Funds’ books and records required to be maintained by it, pursuant to Section II hereof.  The Manager agrees that all records which it maintains for the Funds are the property of the Funds, and it will surrender promptly to the Funds any of such records upon the Funds’ request.  Moreover, The Manager shall maintain all books and records with respect to the Funds’ securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and any other books and records required to be maintained by it under the 1940 Act and the Rules thereunder.  The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 as promulgated by the Securities and Exchange Commission (the “Commission”) under the 1940 Act any such records as are required to be maintained by the Manager pursuant to Section II hereof. The Manager shall render to the Company’s Directors such periodic and special reports as the Directors may reasonably request.

V.

Services Not Exclusive.  The Manager’s services to the Company and each Fund pursuant to this Agreement are not exclusive and it is understood that the Manager may render investment advice, management and services to other persons (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired by such other activities.  It is understood and agreed that officers or directors of the Manager may serve as officers or Directors of the Company, and that officers or Directors of the Company may serve as officers or directors of the Manager to the extent permitted by law; and that the officers and directors of the Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies.  Whenever a Fund and one or more other accounts or investment companies advised by the Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed by the Manager to be equitable to each entity over time.  Similarly, opportunities to sell securities will be allocated in a manner believed by the Manager to be equitable to each entity over time.  The Company and each Fund recognize that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for a Fund.

VI.

Documents.  The Company has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

A.

Articles of Incorporation of the Company, as amended from time to time, as filed with the Department of Assessments and Taxation of the State of Maryland (such Articles of Incorporation, as in effect on the date hereof and as amended from time to time, is herein called the “Articles of Incorporation”);

B.

By-Laws of the Company, as amended from time to time, (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

C.

Certified Resolutions of the Directors of the Company authorizing the appointment of the Manager and approving the form of this Agreement;

D.

Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission, relating to the Funds and the Funds’ Shares and all amendments thereto;

E.

Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the Commission and all amendments thereto; and

F.

The form of Prospectus and Statement of Additional Information of the Company pursuant to which the Funds’ shares are offered for sale to the public (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called collectively the “Prospectus”).

VII.

Expenses.  A.  In connection with the services rendered by the Manager under this Agreement, the Manager will bear all of the following expenses:

1.

the salaries and expenses of all personnel of the Company and the Manager, except the fees and expenses of Directors who are not interested persons of the Manager or of the Company; and

2.

all expenses incurred by the Manager in connection with managing the investment operations of the Funds and administering the ordinary course of the Funds’ business, other than those assumed by the Funds herein.

B.

Each Fund assumes and will pay its expenses, including but not limited to those described below (where any such category applies to more than one series of the Company, the Fund shall be liable only for its allocable portion of the expenses):

1.

the fees and expenses of Directors who are not interested persons of the Manager or of the Company;

2.

the fees and expenses of the Funds’ custodian which relate to (A) the custodial function and the recordkeeping connected therewith, (B) the preparation and maintenance of the general required accounting records of the Funds not being maintained by the Manager, (C) the pricing of the Fund’s Shares, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Directors of the Company, and (D) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Funds’ Shares;

3.

the fees and expenses of the Company’s transfer agent, which relate to the maintenance of the shareholder accounts;

4.

the charges and expenses of legal counsel and independent accountants for the Company;

5.

brokers’ commissions and any issue or transfer taxes chargeable to the Company in connection with its securities transactions on behalf of the Funds;

6.

all taxes and business fees payable by the Company or the Funds to federal, state or other governmental agencies;

7.

the fees of any trade association of which the Company may be a member;

8.

the cost of share certificates representing Fund Shares;

9.

the cost of fidelity, directors and officers and errors and omissions insurance;

10.

the fees and expenses involved in registering and maintaining registrations of the Company and of its Shares with the Commission and qualifying its Shares under state securities laws, including the preparation and printing of the Company’s registration statements and prospectuses for filing under federal and state securities laws for such purposes;

11.

allocable communications expenses with respect to investor services and all expenses of shareholders’ and Directors’ meetings and of preparing, printing and mailing reports to shareholders in the amount necessary for distribution to the shareholders;

12.

litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Company’s business.

VIII.

Compensation.

(a)

For the services provided and the facilities furnished pursuant to this Agreement, the Company will pay to the Manager as full compensation therefor a fee at the annual rate for each Fund as set forth on Schedule A.  This fee will be computed daily and will be paid to the escrow account (described more fully below) monthly.  This fee will be chargeable only to the applicable Fund, and no other series of the Company shall be liable for the fee due and payable hereunder.  The Funds shall not be liable for any expense of any other series of the Company.

(b)

The Manager may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse a Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Manager.  Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Manager at any time.  For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

(c)

The compensation earned under this Interim Agreement will be held in an interest-bearing escrow account with the Company’s custodian.  If a majority of each Fund’s outstanding voting securities approve a new investment management agreement with New York Life Investment Management LLC (“NYLIM”) and a new subadvisory agreement with Institutional Capital LLC by the end of the 150-day period, the amount in the escrow account (including interest earned) will be paid to the Manager.  However, if a majority of each Fund’s outstanding voting securities do not approve a new investment management agreement, the Manager will be paid, out of the escrow account, the lesser of:

(1)

any costs incurred in performing the Interim Agreement (plus interest earned on that amount while in escrow); or

(2)

the total amount in the escrow account (plus interest earned).

IX.

Duration and Termination.  This Interim Agreement will continue in effect, unless sooner terminated as provided herein, for a period of no more than 150 days from such date, or if earlier, until a new management agreement with NYLIM and a new subadvisory agreement with Institutional Capital LLC is approved by the vote of a “majority of the Funds’ outstanding voting securities” (as defined in the 1940 Act).  This Interim Agreement is terminable, without payment of any penalty, by vote of the Board of Directors of the Company or by vote of a majority of the Funds’ outstanding voting securities on ten (10) calendar days’ written notice to the Manager.  This Interim Agreement will terminate automatically, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act).  This Interim Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Interim Agreement, unless the party in material breach cures such breach to the reasonable satisfaction of the party alleging the breach within ten (10) days after written notice.  In the event of termination for any reason, all records of the Company shall promptly be returned free from any claim or retention of rights in such record by the Manager, provided however, that the Manager may, at its own expense, make and retain a copy of such records.

X.

Independent Contractor.  Except as otherwise provided herein or authorized by the Directors of the Company from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Funds or the Company in any way or otherwise be deemed an agent of the Funds or the Company.

XI.

Company Materials.  During the term of this Agreement, the Company agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Funds or to the public, which refer to the Manager in any way, prior to use thereof and, not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof.  In the event of termination of this Agreement, the Company will continue to furnish to the Manager copies of any of the above-mentioned materials which refer in any way to the Manager.  The Company shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Funds as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

XII.

Amendment.  This Agreement may be amended in writing by mutual consent, but the consent of the Funds, if required, must be obtained in conformity with the requirements of the 1940 Act and the Rules thereunder.

XIII.

Notice.  Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Institutional Capital LLC, 225 West Wacker Drive, Suite 2400, Chicago, IL 60606; or to the Company at 225 West Wacker Drive, Suite 2400, Chicago, IL 60606.

XIV.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

XV.

Use of Name.  The Funds may use any name including the word ICAP only for so long as this Agreement or any other agreement between the Manager or any other affiliate of the Manager and the Company or any extension, renewal or amendment thereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager’s business as investment adviser.  At such time as such an agreement shall no longer be in effect, the Funds will (to the extent that it lawfully can) cease to use such name or any other name indicting that it is advised by or otherwise connected with the Manager or any organization which shall have so succeeded to its business.

XVI.

Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  As used in this Agreement, terms shall have the same meaning as such terms have in the 1940 Act.  Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.  This Agreement may be signed in counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the [DATE]th day of [MONTH, 2006.

ICAP Funds, Inc., on behalf of

each series listed on Schedule A

By:

Name:

Title:

Institutional Capital LLC

By:

Name:

Title:

SCHEDULE A

For all services rendered by the Manager hereunder, the below named Fund of the Company shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual advisory fee equal to the following:

Fund

Annual Rate

MainStay ICAP Equity Fund

.80% of the average daily net assets of the Fund

MainStay ICAP Select Equity Fund

.80% of the average daily net assets of the Fund

MainStay ICAP International Equity Fund

.80% of the average daily net assets of the Fund

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of 1/365th of the annual rate applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid monthly as set forth in this Agreement.